Exhibit 99.1

TRT Holdings, Inc.

January 15, 2009

Gaylord Entertainment Company	By Fax and Certified Mail-RRR
One Gaylord Drive
Nashville, Tennessee 37214

Gaylord Entertainment Company	By Fax and Hand Delivery
c/o Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

Re:                               Demand for Inspection for Stockholder List of Gaylord Entertainment Company

Dear Sir or Madam:

TRT Holdings, Inc. (“Stockholder”) is the beneficial owner of 6,131,930 shares of common capital stock of Gaylord Entertainment Company (the “Company”), representing approximately 14.99% of the Company’s currently issued and outstanding common capital stock.  Attached hereto as Exhibit A is documentary evidence of Stockholder’s ownership, which is a true and correct copy of what it purports to be.

This demand seeks production of the Company’s stockholder list pursuant to Section 220(b) of the Delaware General Corporation Law (the “DGCL”).  Stockholder’s purpose in making this demand is to communicate with other stockholders regarding matters relating to their interests as stockholders, including, without limitation, as follows:

(a)                  To enable Stockholder to solicit proxies from the Company’s stockholders to be voted at the 2009 annual meeting of stockholders of the Company (the “Annual Meeting”);

(b)                 To enable Stockholder to address with other stockholders concerns with respect to any mismanagement or improper conduct of the Company, including, without limitation, by considering changes to the composition of the Board of Directors of the Company (the “Board”).

Pursuant to Section 220(b) of the DGCL, Stockholder hereby demands (through Stockholder’s attorneys, consultants, or other agents) an opportunity to inspect, and to make copies and extracts from, the following (the “Demand Materials”):

(a)                  A complete record or list of the holders of common capital stock of the Company, certified by its transfer agent(s) and/or registrar(s), showing the name, last known business, residence, or mailing address and number of shares registered in the name of each such holder, as of the date hereof and any record date established or to be established for the Annual Meeting and any adjournments, postponements, reschedulings, or continuations thereof or any other meeting of stockholders held in lieu thereof (the date hereof and any such record date, the “Determination Dates”);

(b)                 A complete list on magnetic computer tape, cartridge file, floppy disk, compact disc, USB flash drive, electronically transmitted file, or similar electronic medium (any such electronic storage medium, an “Electronic Medium”) of the holders of the common capital stock as of the Determination Dates, showing the name, last known business, residence, or mailing address and number of shares registered in the name of each such holder; such computer processing data as is necessary for Stockholder to make use of such list on an Electronic Medium; and a hard copy printout of the full contents of such list on an Electronic Medium for verification purposes;

(c)                  A stop list or stop lists relating to the common capital stock of the Company and any additions or deletions thereto as well as any daily transfer sheets after the date hereof;

(d)                 All information in, or which comes into, the Company’s, its transfer agent’s, or its proxy solicitor’s, or any of their respective agents’ possession, or which can be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the shares as of the Determination Dates and as of the conclusion of the Annual Meeting, including an alphabetical breakdown of any holdings in the respective names of Cede & Co. and other similar or successor depositories or nominees as well as any material request list provided by Broadridge Financial Solutions, Inc. (“Broadridge”) and any omnibus proxies issued by such entities;

(e)                  All information in, or which comes into, the Company’s or its proxy solicitor’s or any of their respective agents’ possession or which can be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the shares in the format of list saved on an Electronic Medium showing the name, last known business, residence or mailing address and number of shares registered in the name of each such owner; such computer processing data as is necessary for Stockholder to make use of such list on an Electronic Medium; and a hard copy printout of the contents of such list on an Electronic Medium for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge);

(f)                    All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act; and

(g)                 A list of stockholders of the Company who are participants in any employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan of the Company in which voting of shares under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and last known business, residence or mailing address of each such participant, (ii) the number of shares attributable to each such participant in any such plan, and (iii) the method by which Stockholder or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant.

(h)                 Any and all information that Stockholder would be entitled to under Rule 14a-7 of the Exchange Act.

Stockholder demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (h) be immediately furnished as such modifications, additions or deletions become available to you, the Company, or your respective agents or representatives.

Stockholder will bear the reasonable costs incurred by the Company in connection with production of the Demand Materials.  Stockholder reserves the right to withdraw or modify this request.

Pursuant to Section 220 of the DGCL, you are required to respond to this demand within five (5) business days of the date hereof.  If you refuse to permit the inspection and copying demanded herein, or fail to reply to this Demand, within five (5) business days, Stockholder will conclude that this Demand has been refused and will take appropriate steps to secure its rights to examine and copy the Demand Materials.

Stockholder hereby designates and authorizes Fulbright & Jaworski L.L.P., and any persons designated by Fulbright & Jaworski L.L.P., acting singly or in any combination, to conduct the inspection and copying herein requested.  Please advise Glen Hettinger, Esq. at (214) 855-8000 as to the time and place when the requested information will be made available in accordance with this demand.

If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify Stockholder in writing immediately, care of Michael G. Smith, Esq., TRT Holdings, Inc., Facsimile (214) 283-8514, with a copy to Glen Hettinger, Esq. Fulbright & Jaworski L.L.P., Facsimile: (214) 855-8200, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required.  In the absence of such prompt notice, Stockholder will conclude that the Company agrees that this request complies in all respects with the requirements of the DGCL and that the Company will timely produce all of the Demand Materials.

Very truly yours,

TRT Holdings, Inc.

By:	/s/ Terrell T Philen, Jr.
Name:	Terrell T Philen, Jr.
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN that TRT Holdings, Inc. (“Stockholder”) hereby constitutes and appoints Fulbright & Jaworski L.L.P., its officers, employees, agents, and other persons designated by Fulbright & Jaworski L.L.P., acting singly, together, or in any combination, its true and lawful attorneys-in-fact and agents for it in its name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on its behalf, as a stockholder of Gaylord Entertainment Company, to seek the production, and to engage in the inspection and copying, of records and documents of every kind and description.

Stockholder reserves all rights on his part which said attorneys hereby are authorized to do or perform.  This Power of Attorney may be terminated by Stockholder or said attorneys by written notice to the other.

TRT Holdings, Inc.

By:	/s/ Terrell T Philen, Jr.
Name:	Terrell T Philen, Jr.
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

DECLARATION

STATE OF TEXAS	)
)
COUNTY OF DALLAS	)

Robert B. Rowling, being duly sworn, deposes and says under oath that he has executed the stockholder demand on behalf of TRT Holdings, Inc., to which this Declaration is attached and affirms under penalty of perjury under the laws of the State of Texas that the facts and statements contained in such demand are true and correct in all material respects to his knowledge, information and belief.

/s/ Robert B. Rowling
Robert B. Rowling

SWORN TO AND SUBSCRIBED before me this 15th day of January, 2009

/s/ Notary Public
Notary Public, State of Texas